                                                                    EXHIBIT D-18


                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Reliant Energy Coolwater, LLC,                           Docket No. EC00-144-000
Reliant Energy Desert Basin, LLC,
Reliant Energy Ellwood, LLC,
Reliant Energy Etiwanda, LLC,
Reliant Energy Indian River, LLC,
Reliant Energy Mandalay, LLC,
Reliant Energy Maryland Holdings, LLC,
Reliant Energy Mid-Atlantic Power Holdings, LLC,
Reliant Energy New Jersey Holdings, LLC,
Reliant Energy Ormond Beach, LLC,
Reliant Energy Osceola, LLC,
Reliant Energy Services, Inc.,
Reliant Energy Shelby County, LP, and
El Dorado Energy, LLC

                        ORDER AUTHORIZING DISPOSITION OF
                         JURISDICTIONAL FACILITIES AND
                            CORPORATE REORGANIZATION

                           (Issued November 30, 2000)

     On September 27, 2000, as supplemented on November 1, 2000, Reliant Energy Coolwater, LLC (Reliant Energy Coolwater), Reliant Energy Desert Basin, LLC (Reliant Energy Desert Basin), Reliant Energy Ellwood, LLC (Reliant Energy Ellwood), Reliant Energy Etiwanda, LLC (Reliant Energy Etiwanda), Reliant
Energy Indian River, LLC (Reliant Energy Indian River), Reliant Energy
Mandalay, LLC (Reliant Energy Mandalay), Reliant Energy Maryland Holdings, LLC (Reliant Energy Maryland), Reliant Energy Mid-Atlantic Power Holdings, LLC
(REMA), Reliant Energy New Jersey Holdings, LLC (Reliant Energy New Jersey), Reliant Energy Ormond Beach, LLC (Reliant Energy Ormond Beach), Reliant Energy Osceola, LLC (Reliant Energy Osceola), Reliant Energy Shelby County, LP (Reliant Energy Shelby County), Reliant Energy Services, Inc. (RES) and El Dorado Energy, LLC (El Dorado) (collectively, Applicants), filed an application under section 203 of the Federal Power Act (FPA)(1) for Commission authorization for the transfer of indirect control of the Applicants' jurisdictional facilities, that would result from the proposed corporate realignment of certain wholly-owned



-------------------------
     (1) 16 U.S.C. Section 824b (1994).

Docket No. EC00-144-000              -2-


subsidiaries of the Applicants' parent company, Reliant Energy, Incorporated
(REI).(2) Although Applicants believe that the transaction may not require Commission approval under section 203, Applicants consent to jurisdiction in order to obtain approval of their application. Thus, jurisdiction over the proposed transfer is assumed, without making any determination of jurisdiction.(3)

     Reliant Energy Coolwater, Reliant Energy Ellwood, Reliant Energy Etiwanda, Reliant Energy Mandalay and Reliant Energy Ormond Beach are power marketers authorized by the Commission to sell electric power at market-based rates,(4) and have received Commission authorization to operate as exempt wholesale generators (EWGs).

     Reliant Energy Desert Basin, Reliant Energy Indian River, Reliant Energy Osceola and Reliant Energy Shelby County are power marketers authorized by Commission to sell





-------------------------
     (2) REI is an exempt public utility company under the Public Utility Holding Company Act of 1935, but is not a public utility under the FPA. At present, all Applicants are indirect subsidiaries of REI and, except for RES, are direct or indirect subsidiaries of Reliant Energy Power Generation, Inc.
(REPG).

     (3) See, Ocean State Power, 47 FERC Paragraph 61,321 at 62,130 (1989) and Ocean State Power, 43 FERC Paragraph 61,466 (1988). See also National Electric Associates L.P., 80 FERC Paragraph 62,116 at 64,191 at n.2 (1997).

     (4) Reliant Energy Coolwater, Reliant Energy Ellwood, Reliant Energy Etiwanda, Reliant Energy Mandalay and Reliant Energy Ormond Beach were granted market-based rate authority in Ocean Vista Power Generation, L.L.C., et al. 82 FERC Paragraph 61,114 (1998). Reliant Energy Ormond Beach was granted market-based rate authority in Ormond Beach Power Generation L.L.C. 83 FERC Paragraph 61,306 (1998). On April 5, 1999, in Docket Nos. ER99-2079-000, et al.,
the Commission accepted a notice of succession under which Alta Power Generation, L.L.C., Oeste Power Generation, L.L.C., Mountain Vista Power Generation, L.L.C., Ocean Vista Power Generation, L.L.C. and Ormond Beach Power Generation, L.L.C. changed its names to Reliant Energy Coolwater, Reliant Energy Ellwood, Reliant Energy Etiwanda, Reliant Energy Mandalay and Reliant Energy Ormond Beach, respectively.

Docket No. EC00-144-000               -3-


electric power at market based rates,(5) and have received Commission authorization to operate as EWGs.

     Reliant Energy Maryland, REMA and Reliant Energy New Jersey are power marketers authorized by the Commission to sell electric power at market-based rates,(6) and have received Commission authorization to operate as EWGs.

     El Dorado(7) is a power marketer authorized by the Commission to sell electric power at market-based rates,(8) and has received Commission authorization to operate as an EWG. El Dorado is a Delaware limited liability company whose only other jurisdictional facilities are transmission facilities interconnecting the plant to the transmission grid.

     RES is power marketer authorized by the Commission to sell electric power at market-based rates.(9) RES is a wholly-owned subsidiary of Reliant Energy Resources

------------------------
     (5) Reliant Energy Desert Basin was granted market-based rate authority in Reliant Energy Basin, LLC, et al. 91 FERC Paragraph 61,022 (2000). Reliant Energy Indian River was granted market-based rate authority in Minergy Neenah, L.L.C., et al. 88 FERC Paragraph 61,102 (1999). Reliant Energy Osceola was granted market-based rate authority in Middletown Power LLC, et al. 89 FERC Paragraph 61,151 (1999). Reliant Energy Shelby County was granted market-based rate authority in Reliant Energy, Incorporated, et al. 91 FERC Paragraph 61,073
(2000).

     (6) Reliant Energy Maryland, Reliant Energy Pennsylvania and Reliant Energy New Jersey were granted market-based rate authority by letter order dated June 2, 2000 in Docket No. ER00-2417-000. On June 23, 2000, in Docket No. ER00-2508-000, the Commission accepted a notice of succession under which Reliant Energy Pennsylvania Holdings LLC changed its names to REMA.

     (7) REPG owns a fifty percent interest in El Dorado. The proposed corporate realignment that is subject to this application affects only the indirect control of REPG's interest in El Dorado.

     (8) El Dorado was granted market-based rate authority in El Dorado Energy LLC 85 FERC Paragraph 61,006 (1998).

     (9) On July 25, 1994, in Docket No. ER94-1247-000, the Commission authorized RES' predecessor, NorAm Energy Services, Inc. to be a power marketer. On March 12, 1999, in Docket No. ER99-1801-000, the Commission accepted a notice of succession

                                                                  (continued...)

Docket No. EC00-144-000               -4-


Corp. (Resources), which, in turn, is a subsidiary of REI. RES owns no transmission facilities and its only jurisdictional assets are its rate schedule, associated power contracts, and books and records with respect to such transactions.

     According to the application, the overall corporate realignment plan for REI will lead to the separation of its regulated electric and natural gas transmission and distribution businesses, along with some other businesses, from its wholesale generation, trading and retail energy services businesses. REI will initiate this corporate realignment by first creating a new subsidiary, Reliant Resources, Inc. (Reliant Resources),(10) to serve as the new parent company of the wholesale generation, trading and retail energy services business. REI will transfer to Reliant Resources the stock of REPG and, therefore, indirectly, the ownership of Applicants (other than RES). Reliant Resources will then form a new subsidiary which will become a part of RES, with RES the surviving company. As a result, RES will be a subsidiary of Reliant Resources.

     According to the application, the proposed transaction is consistent with the public interest and will not have an adverse effect on competition, rates or regulation. With respect to competition, the application notes that the proposed transaction will have no effect on competition because the transaction will not affect ownership or control of jurisdictional facilities. Applicants state that ultimate corporate control over the facilities after the transaction will be identical to the corporate control of the facilities before the transaction. Thus, the transaction will not create any new affiliations of owners of generation or transmission facilities, or increase any party's control over, or ownership of, electric generation or transmission facilities. With regards to rates, Applicants state that the proposed transaction will not have an adverse effect on rates because wholesale sales are made under market-based rates authority, which will remain unaffected by the proposed transactions. With respect to regulation, Applicants state that the proposed transaction will not impair the effectiveness of either state or federal regulation.

     Notice of the application was published in the Federal Register with comments due on or before October 18, 2000. No comments were received.

     After consideration, it is concluded that the proposed transaction is consistent with the public interest and is authorized, subject to the following conditions:

---------------------------
     (9) (...continued)
under which NorAm Energy Services, Inc. changed its names to RES.

     (10) The new subsidiary was originally referred to as "Unregco".

Docket No. EC00-144-000              -5-

     (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;

     (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission;

     (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

     (4) The Commission expressly reserves the right, pursuant to sections 203(b) and 309 of the Federal Power Act, to place further conditions on the transfer for good cause shown; and

     (5) Applicants shall promptly notify the Commission of the date the disposition of the jurisdictional facilities are consummated.

     Authority to act on this matter is delegated to the Director, Division of Corporate Applications, pursuant to 18 C.F.R. Section 375.307. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. Section 385.713.


                                        /s/ JOE L. DRAGG

                                        for Michael C. McLaughlin, Director
                                        Division of Corporate Applications